Exhibit 21.1

List of Subsidiaries of Apollo Asset Backed Credit Company LLC as of March 31, 2025

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ABC Holdings 1, L.P.	Delaware
ABC Holdings 2, L.P.	Delaware
ABC Holdings 3 (B), L.P.	Delaware
ABC Holdings 4 (B), L.P.	Delaware
ABC Holdings 5, L.P.	Delaware
ABC Holdings 6, L.P.	Delaware
ABC Holdings 7, L.P.	Delaware
ABC Holdings 5 Hollywood, LLC	Delaware
ABC Holdings 5 Merlin, LLC	Delaware
ABC Holdings 7 Wolfman, LLC	Delaware
ABC Holdings 7 Wolfman Depositor, LLC	Delaware
ABC Holdings 7 Sundown, LLC	Delaware
ABC Holdings 5 (Lux), S.à r.l.	Luxembourg
ABC Intermediate Holdings 1 (DC), LLC	Delaware
ABC Intermediate Holdings 2 (DC)(B), LLC	Delaware
ABC Intermediate Holdings 3 (B), LLC	Cayman
ABC Intermediate Holdings 4, LLC	Cayman
ABC Intermediate Holdings 5, LLC	Delaware
ABC Cougar Holdings, DAC	Ireland
ABC REIT Holdings, LLC	Delaware
ABC REIT Intermediate Holdings, LLC	Delaware
ABC REIT TRS (B), LLC	Delaware